Exhibit 24(b)(8. 172 )

FOURTH AMENDMENT

TO SERVICE AGREEMENT

This Fourth Amendment (“Amendment”) by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial Advisers, (“ING Financial”) (ING Life, ING Institutional and ING Financial, collectively, “Provider”) and American Funds Service Company (“AFS”) is effective August 29, 2014.

WHEREAS, AFS and Provider have entered into a Service Agreement dated as of July 1, 2000, as amended on May 15, 2002; May 1, 2009; and May 4, 2012 (the “Agreement”) under which Provider acts as limited agent of AFS to receive and transmit instructions and confirmations regarding the purchase and redemption of shares of the American Funds by the Plans; and

WHEREAS, Provider performs certain administrative and/or recordkeeping functions for employer-sponsored retirement plans (“Plan” or “Plans”) invested in the American Funds; and

WHEREAS, on August 29, 2014, the Funds will offer a new share class (Class R-2E) that will be available to employer-sponsored retirement plans, including the Plans; and

WHEREAS, AFS and Provider desire to amend the Agreement to include Class R-2E and certain other administrative changes;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereby agree as follows:

  Except as otherwise provided in this Amendment, the obligations of both Provider and AFS under the Agreement, as hereby amended, now include Class R-2E.

  Schedule A to the Agreement is hereby deleted in its entirety and replaced by Schedule A, attached hereto.

3.      All other provisions of the Agreement remain in effect without change.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING Life Insurance and Annuity Company   By: /s/ Michelle Sheiowitz Name: Michelle Sheiowitz Title: Vice President Date: 8/14/14

American Funds Service Company By: /s/ Vernelt D. Hatcher Name: /s/ Vernelt D. Hatcher Title: Vice President Date: 8/21/14

ING Financial Advisers, LLC By: /s/ Patrick J. Kennedy Name: Patrick J. Kennedy Title: President Date: 8/13/14

Reviewed for signature by AFS Contract Admin. AMRC

ING Institutional Plan Services, LLC   By: /s/ Michelle Sheiowitz Name: Michelle Sheiowitz Title: Vice President Date: 8/14/14

Schedule A

Fees to Provider

1. Servicing Fees.

(a)        Administrative services to Plans and participants shall be the responsibility of Provider and shall not be the responsibility of the Funds or AFS. AFS recognizes Provider as the sole shareholder of Fund shares that are the subject of this Service Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Plans rather than multiple shareholders. In consideration of the administrative and recordkeeping services being provided by Provider under this agreement, including the Enhanced Services described in section (d) below, AFS agrees to pay Provider a quarterly servicing fee at the annual rates set forth below. AFS will make such payments to Provider within thirty (30) days following the end of the quarter for which such fees are payable (currently the quarters for which Class A and Class R Shares are payable end on the last business day of January, April, July, and October. The quarters for which Class F-1 Shares attributable to Existing Plans recordkept by ING Institutional are payable end on the last business day of February, May, August, November). Upon each quarterly payment, AFS shall provide a statement showing the payments attributable to each omnibus account established by Provider on the books of the Funds. AFS reserves the right not to pay any fees more than six (6) months in arrears in respect of accounts and/or assets that were not timely identified as eligible for compensation pursuant to this Agreement.

Share Class	Annual Rate
Class A Shares	xx%
Class F-1 Shares*	xx%
Class R-1 Shares	xx%
Class R-2E Shares	xx%
Class R-2 Shares	xx%
Class R-3 Shares	xx%
Class R-4 Shares	xx%
Class R-5 Shares	xx%
Class R-6 Shares	No compensation

* Available only to Existing Plans for which ING Institutional serves as recordkeeper and that hold F-1 shares as of May 4, 2012 (through the program formerly known as the 401(k) Advisor Program) and/or to Existing Plans recordkept by an ING affiliate that previously were recordkept on the ING Institutional recordkeeping system (Heritage CitiStreet). No new Plans shall be added to this program after May 4, 2012.

(b)        Payment of an administrative/recordkeeping fee by any Fund in general or with respect to any Plan may be reduced or terminated hereunder at any time only upon written notice to Provider and upon the termination or amendment of the Agreement. Payment of an administrative/recordkeeping fee may also be reduced or terminated upon the termination or modification of a Fund’s service plan or the discontinuation of sales of a Fund’s shares (or a share class thereof) or other event, in each case by action of a Fund’s Board of Directors/Trustees upon finding that such action is in the best interest of such Fund’s (or class’) shareholders.

(c)        Provider shall disclose to each Plan sponsor the nature and types of revenue it receives from the Funds that it makes available to the Plans. Upon request by a Plan sponsor, or as otherwise required by law, Provider shall disclose the total revenue received from AFS or its affiliates in respect of the Plan’s investments in the Funds. Provider acknowledges that AFS and its affiliates may disclose to the Plan sponsor and brokers all compensation payable to Provider in connection with Plan investments in the Funds.

(d)        In respect of providing Enhanced Services, within 15 days following the end of each calendar quarter, Provider shall deliver a file (in a format mutually agreed upon) that contains the following information with respect to each Plan:

         (i)                the total number of eligible employees,

(ii)              the total number of plan participants,

(iii)             the total number of investment options and American Funds investment options available in the Plan,

(iv)             the total value of Plan assets represented by all investment options and American Funds investment options as of the end of the quarter.

          (v)              the plan identifier, plan state, and zip code.

(e)        No compensation shall be payable under this Agreement to the extent Provider receives payment for the services it provides under the Shareholder Services Agreement between ING Institutional Plan Services, LLC, ING Investment Advisors, LLC, American Funds Distributors, Inc. and American Funds Service Company dated January 30, 2009, as amended.

2.         12b-1 Fees.

(a)        The Distributor will make payments to ING Financial Advisers, LLC according to the terms of the Selling Group Agreement between Distributor and ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.), dated June 13, 2002, as amended and the Class F Share Participation Agreement dated September 12, 2006, as amended.